Exhibit 99.2
March 6, 2008

TO OUR STOCKHOLDERS:

2007 was a challenging year, as problems emanating from the U.S. sub-prime mortgage market spread to other areas of the financial markets, including the consumer, corporate, municipal and government sectors, to create the worst credit and liquidity crisis experienced in world financial markets in decades. As a result, borrowers are facing obstacles finding financing on many types of assets.

Despite this difficult market environment, we continued to deliver solid operating earnings and made considerable progress in strengthening our balance sheet as we:

•
Continued our strategy of focusing on commercial real estate assets, by making significant investments in three office properties, which are fully leased on a triple-net basis to an investment-grade rated tenant and match-financed with 10-year fixed-rate debt;

•	Issued our second collateralized debt obligation (“CDO”) early in 2007, securing long-term financing on the majority of our commercial mortgage backed securities (“CMBS”) investments; and

•	Issued $50 million of 30-year maturity Trust Preferred securities at an interest rate of 7.68%.

At the same time, the credit crisis did have an impact on Crystal River. We took non-cash impairment charges of $317.9 million to reflect declining market values on our assets, we realized $40.0 million in losses as we closed out of our CMBX credit default swaps (“CDS”) and certain single name CDS, we took a $4.5 million loan loss provision, and we realized $1.7 million in net losses due to the deleveraging of the portfolio to free up liquidity sources. While deleveraging placed downward pressure on operating earnings, we undertook other strategic actions to help minimize the impact.

2007 Review

We continued to deliver solid operating earnings throughout the year. We realized total operating earnings of $69.9 million, or $2.80 per share, for the year ended December 31, 2007, representing a 17% per share increase from 2006. We also paid four dividends totaling $2.72 per share.

Our investment activity in 2007 was focused on commercial real estate assets. We acquired three office buildings for $261.2 million, which are triple-net leased to an investment grade tenant under leases with terms in excess of 12 years. We financed the purchases with 10-year, non-callable, non-recourse, fixed-rate mortgage loans, locking in a mid-teens return on equity. These acquisitions are consistent with our strategy of investing in long-term assets that generate sustainable cash flows and that are financed with long-term liabilities.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com

We also purchased $93.5 million of CMBS rated BBB and below across 13 securitizations. Our diligent credit analysis of these securities encompassed a review and re-underwriting of all the mortgages in the securitization and, in some cases, an elimination of those mortgages that were deemed too risky. We are comfortable with our thorough underwriting process, which has been substantiated by more than 15 years of experience that our Manager has investing in CMBS.  In spite of this, we took impairments on these holdings resulting from lower market valuations.

One of our first transactions in 2007 was the pricing of our second CDO financing. The $325 million CDO provides long-term, non-recourse financing on the majority of our CMBS holdings and is an extremely accretive transaction that affords us a return on equity in the mid-twenties.

Our operating earnings were and are buoyed by the strong performance of our Agency mortgage backed securities (“Agency MBS”) portfolio. With lower interest rates, prices on our Agency MBS are higher and our net investment income margins also are higher as financing costs decline.  We expect that the increasing returns derived from this portion of our balance sheet will help to offset the maturities of some of the higher-yielding RMBS investments that we made in 2005.

Finally, we issued $50 million of 30-year Trust Preferred securities. This transaction provides us with long-term non-collateralized financing at a cost of 7.68%, which is certainly very attractive relative to today’s financing market.

On the negative side, we had anticipated a third CDO financing in the summer of 2007 on more of our CMBS holdings. We had approximately $150 million of CMBS ($200 million par value) accumulated for this CDO at the end of the first quarter of 2007 and purchased additional exposure to investment grade-rated CMBS via the CMBX market in hopes of accelerating the CDO execution. However, the credit crisis has led to a shutdown of the CDO market, and we liquidated the CMBX holdings in the fourth quarter, realizing $32.6 million in losses.

An additional event with negative impact was the non-cash impairment charges of $317.9 million taken over the year. The majority of the impairment charges were attributable to lower market values of our RMBS and CMBS holdings. Prices on these securities have declined by over 50% and with approximately 54% of our net assets invested in non-Agency residential and commercial mortgage backed securities at year-end, the market value adjustments in the sector had a dramatic effect on our GAAP results of operations and book value.

The fundamentals of non-Agency RMBS have clearly changed. Without the ability to refinance, some borrowers have found it impossible to meet higher mortgage costs and, as a result, increasing mortgage delinquencies and foreclosures have pushed home prices lower in many areas of the country. This change has resulted in declining prices of most non-Agency RMBS, as losses are expected to be higher than initially assumed. Fortunately, the Treasury Department is working to help homeowners cope with the housing crisis, while the Federal Reserve has lowered interest rates in an attempt to reduce borrowing costs for individuals and corporations alike, and help stabilize earnings for financial institutions. While investors expect significant losses on RMBS holdings, these government initiatives are expected to help contain losses and enable banks and other financial institutions to recover from the aftermath of the credit crisis.

At the beginning of 2006, we dramatically curtailed our investment activity in the non-Agency residential sector, and we adhered to this strategy throughout 2007. Nonetheless, we were not able to avoid the dramatic declines in market values of the non-Agency RMBS sector as a whole. In

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com

2007, we took non-cash impairment charges of $128.7 million on our non-Agency RMBS holdings. Some of these impairments are expected to result in realized losses as the fundamentals underlying our investments have clearly deteriorated from our original assumptions. While it is still early to estimate any realized losses, we anticipate that these losses will be less than what the current market valuations reflect, as we believe that lower interest rates and ongoing loan modifications should translate into lower losses than currently reflected by market projections. At year-end, delinquencies on our prime and sub-prime RMBS holdings were 2.9% and 22.7%, respectively, while realized losses were 0.0% and 1.6%, respectively.

A different scenario is emerging for commercial real estate, specifically CMBS, as higher financing costs and lower prices for commercial real estate assets have significantly curtailed trading activity in the CMBS market. But overall, we believe that commercial real estate fundamentals remain sound and, unlike the residential sub-prime market where a large portion of the mortgages have interest rates that reset in the next twelve months, the commercial real estate market is predominantly funded on a 10-year fixed-rate basis. While loans that are maturing or need to be refinanced in the current environment are likely to face challenges, we believe that loans with longer-term financing may not be affected by this difficult environment. All of our CMBS holdings are backed by fixed-rate mortgages that mature in six to 10 years.

Despite the sound fundamental picture for commercial real estate, CMBS prices are dramatically lower – by 50% for some investment-grade rated securities. Based on our analysis, commercial real estate prices would have to decline in excess of 20%, and CMBS delinquencies, currently at 0.35%, would have to increase to 2% annually and remain at these depressed levels for approximately nine years to justify these valuations.

Thus far, the performance of our CMBS portfolio is in line with the overall CMBS market, with delinquencies of 0.28% versus the market delinquency rate of 0.35%. We believe that current CMBS valuations are significantly below their fundamental value. Nonetheless, we took $175 million in non-cash impairment charges on our CMBS portfolio holdings, reflecting the lower market value of these holdings. Barring the aforementioned scenario of sharply declining commercial real estate values and 2% delinquencies for the next nine years, we expect that the majority of these non-cash impairment charges will be recovered over the holding period of these assets.

Managing Liquidity

Starting in the second half of 2007, managing liquidity became – and continues to be – our main priority. Whereas most of our assets, such as the properties and the assets in the CDOs have been financed with long-term liabilities, some of our assets are financed short-term while they are in transition toward longer-term financing solutions. These short-term financings are typically reverse repurchase agreements that are collateralized by our assets. As asset values declined, margin calls and lower loan amounts placed demands on the Company’s cash and other liquidity sources. We were fortunate to have a portfolio of marketable securities and were able to respond by deleveraging our balance sheet via sales of portions of the portfolio with a minimal impact on earnings. Additionally, we had unencumbered assets that we were able to pledge in order to further manage our liquidity. To the extent that prices on non-Agency RMBS and CMBS continue to decline, we may have to deleverage the balance sheet further, which could negatively impact our earnings.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com

Stock Repurchase Program

We announced a stock repurchase program of up to two million shares in the third quarter of 2007. While it was our intention to capitalize on a stock that we felt was trading below our enterprise value, we had to balance the repurchase with increased demands on liquidity from our short-term collateralized borrowings. To date, we have purchased 299,300 shares, and, while we agree that a stock repurchase program continues to be attractive, we also believe that it is important for us to preserve cash in light of the volatile financing markets.

Looking Toward the Future

The longer-term outlook for the global markets continues to be positive, and the fundamentals that have provided growth for our economy over time continue to be in place. However, there are challenges that need to be addressed to combat the current credit crisis. We believe there are two prerequisites needed to get our economy back on track.

First, economic activity needs to strengthen. Fortunately, the economy is one of the top priorities for the government, and we believe that the measures by the government and the Federal Reserve mentioned earlier will pay off over time. We expect that the economy will stabilize in the second half of 2008, which will form the foundation for future growth.

Second, financial institutions need to recapitalize their balance sheets to encourage them back into the business of lending. As write-downs have eroded risk-based capital, asset-based lending has dramatically diminished. Even the most basic financing activities are having difficulties in this market, impacting not only residential and commercial real estate mortgages, but the financing of school districts, municipalities and corporations. Financial institutions need to build up their capital to expand their lending capacities and allow businesses to once again fund their operations.

The problems in the credit markets are significant, as they impact all parts of the economy and will take time to correct. Anything that needs to be financed or refinanced will be challenged in this market. The cost of new debt will likely be higher, and borrowers will be required to procure more equity – equity that some borrowers may not have. As a result, fixing just the sub-prime mortgage problem will no longer suffice – the solution must be more far-reaching.

As far as Crystal River’s book value is concerned, I would like to highlight the increased book value that will result from our adoption of the new accounting rule SFAS 159 effective January 1, 2008. Under this new accounting rule we have elected to record our “available for sale” securities portfolio held within our CDOs and the corresponding CDO liabilities at fair value. In addition, we believe that book value can be recovered in several ways. At some point in time when market forces begin to normalize, we expect improvements in the prices of RMBS and CMBS to occur, which is expected to translate into higher book values. Additionally, should the credit performance of our holdings perform as expected, higher book values will result in time as the securities mature.

How does this changed environment affect our business going forward? Until now, a large portion of our earnings has been attributable to our investments in RMBS and CMBS and the utilization of CDO term financing for these assets. This has been a very lucrative portion of our business with over 50% of our equity invested in this strategy, resulting in current unrealized returns of more than 20% on invested equity. However, with the demise of the CDO market, it is unlikely that the returns on these asset categories can be replicated in the future. If and when the term financing

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com

markets return, our long-term return on equity is expected to normalize in the mid-teens. In the meantime, we expect the return on equity from our existing business segments to slowly wind down as the assets mature. Yields on our RMBS holdings are likely to run off over the next three years, while yields on the longer-duration CMBS holdings are expected to run off within ten years.

In terms of our business strategy going forward, as long as debt and equity markets remain inaccessible, managing the balance between earnings, asset management, financing, liquidity, and reinvestment will be our priority. Operating earnings continue to be sound and are expected to continue to be healthy over the near term, but ongoing market value declines of our assets may result in further deleveraging that could lead to lower earnings.

Until stability returns to the markets, valuation of assets normalize and access to term financing reopens, we will be extremely conservative in allocating our capital. We acknowledge that asset opportunities are plentiful and as attractive as they have been in decades, but we require both an attractively priced asset as well as a term financing of that asset. It is the financing part of the equation that is challenged in this market. As long as the credit markets are volatile, we will continue to utilize cash flow to manage both operations and our funding facilities, and take limited advantage of opportunistic investments.

When some form of equilibrium returns, we plan to continue our strategy of investing in assets that generate long-term sustainable cash flows and that are funded with long-term liabilities. In other words, once the markets start to show signs of a lasting recovery, we will continue with our business plan of deploying capital into commercial real estate focused strategies that can be long-term financed, such as triple-net lease buildings, well underwritten commercial mezzanine loans and selective CMBS.

We are hopeful that the business and economic environment in the year ahead is going to rebound and provide positive momentum for our operations. Having said that, we are aware of the challenges before us, and we want to assure our stockholders of our commitment to growing the business in a measured way, with a disciplined focus on return on capital and sustainable cash flows.

I would like to thank our Board of Directors for their immense support and their insightful advice over the last year. Finally, on behalf of my entire team, I would also like to thank you for your continued interest and support.

Sincerely,

Clifford E. Lai
President and Chief Executive Officer
Crystal River Capital, Inc.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com

Forward-Looking Information

This letter to stockholders contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to our future financial results. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. For more information on the risks facing the Company, see the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 13, 2007 and the risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we expect to file with the SEC on or before March 17, 2008. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Operating Earnings

This letter to stockholders makes reference to operating earnings on a total and per share basis. The Company considers its operating earnings to be income after operating expenses but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact, loss on impairment of assets and commercial real estate depreciation and amortization. The Company believes operating earnings provides useful information to investors because it views operating earnings as an effective indicator of the Company’s profitability and financial performance over time. Operating earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investments as the underlying assets are carried at estimated fair value. The Company has provided the components of operating earnings and a full reconciliation from net income (loss) to operating earnings below. Operating earnings is a non-GAAP measure that does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com

Reconciliation of Net Income (Loss) to Operating Earnings (Unaudited)

	Year ended December 31,
($ in thousands, except share and per share data)	2007	2006

Net income (loss)	$(345,878)	$46,917
Realized net loss on sale of securities available for sale,real estate loans and other investments	1,698	2,128
Realized and unrealized (gain) loss on derivatives	84,951	(10,347)
Impairments on available for sale securities	317,931	10,389
Provision for loan loss on real estate loans	4,500	―
Foreign currency exchange (gain) loss	(4,292)	(580)
Depreciation and amortization	8,948	―
Cash settlements on economic hedges that did not qualifyfor hedge accounting treatment	2,059	―
Other	(9)	1,040

Operating earnings	$69,908	$49,547
Operating earnings per share	$2.80	$2.40
Weighted average number of shares outstanding:
Basic and diluted	24,962,708	20,646,637

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, New York 10281-1010
www.crystalriverreit.com